Exhibit 99.1

AV Homes Reports Results for First Quarter 2015

First Quarter 2015 Highlights - as compared to the prior year first quarter (unless otherwise noted)

•	Homebuilding revenue increased 108% to $53.3 million

•	Total revenue increased 34% to $58.8 million

•	Net loss was $5.0 million, or $0.23 per share, compared to a net loss of $1.9 million, or $0.09 per share

•	Closings increased 113% to 213 units

•	Net new order value increased 162% to $130.5 million on a 143% increase in units

•	Backlog value increased 69% to $164.7 million on 603 units

•	Selling communities increased to 36 from 13 and communities with closings increased to 30 from 13

Scottsdale, AZ (April 30, 2015) – AV Homes, Inc. (Nasdaq: AVHI), a developer and builder of active adult and primary residential communities in Florida, Arizona and the Carolinas, today announced results for its first quarter ended March 31, 2015. AV Homes reported a net loss of $5.0 million, or $0.23 per share, in the first quarter of 2015, compared to a net loss of $1.9 million, or $0.09 per share, in the first quarter of 2014. Total revenue for the first quarter of 2015 increased 34% to $58.8 million from $43.9 million in the first quarter of 2014.

Roger A. Cregg, President and Chief Executive Officer, commented, “We are pleased with our progress during the first quarter as we continue to improve our operating performance highlighted by a 162% increase in net new orders. We increased the number of homes delivered by 113%, more than doubling our homebuilding revenue compared to the first quarter of last year.” Mr. Cregg added, “We also continued leveraging our overhead expense ratios for the quarter with our division SG&A margin improving to 18.2% from 22.1% and our corporate G&A margin improving to 6.8% from 17.2% compared to last year’s first quarter.”

Mr. Cregg concluded, “The first quarter results support our previously provided full year outlook for 2015 and we continue to focus on the execution of our long-term growth strategy.”

The increase in total revenue for the first quarter of 2015 compared to the prior year period included a 108% increase in homebuilding revenue to $53.3 million. The increase in homebuilding revenue was driven by volume increases due to a greater number of communities with closings, primarily from the acquisition of Royal Oak Homes in March 2014, the new market position in the Carolinas and the addition of new communities in our existing markets. During the first quarter of 2015, the Company closed 213 homes, a 113% increase from the 100 homes closed during the first quarter of 2014, and the average unit price per closing declined 2.3% to approximately $250,000 from approximately $256,000 in the first quarter of 2014. In addition, the Company recorded $2.7 million of land sales and other revenue in the first quarter of 2015, primarily from the sale of excess property in Florida, compared to $15.7 million in the first quarter of 2014, primarily related to the sale of a non-core multi-family property in Arizona.

Homebuilding gross margin was 16.4% in the first quarter of 2015 compared to 19.6% in the first quarter of 2014. Capitalized interest included in cost of sales during the first quarter of 2015 was $1.2 million, or 2.3% of revenue and $0.6 million, or 2.2% of revenue, in the first quarter of 2014. The decline in gross margin year over year was primarily due to a change in the mix of communities as a significant number of new communities came on line in the past year with lower initial margins than the fewer well-established communities in the prior year.

Homebuilding SG&A expense as a percentage of homebuilding revenue improved to 18.2% in the first quarter of 2015 compared to 22.1% in the first quarter of 2014. The decrease was driven by leveraging our fixed costs while growing the revenue base, partially offset by additional costs incurred by new communities that are selling homes but not yet generating revenue from closings. Additionally, corporate general and administrative expenses as a percentage of homebuilding revenue improved to 6.8% in the first quarter of 2015 from 17.2% in the same period a year ago, which included $0.9 million of acquisition related costs. The improvement in the corporate G&A margin continues to demonstrate the favorable cost leverage the Company is achieving in prudently managing its costs while growing the revenue of the business.

The number of new housing contracts signed, net of cancellations, during the three months ended March 31, 2015 increased 285 units to 485, compared to 200 units during the same period in 2014. The increase in housing contracts was primarily attributable to the increase in selling communities from 13 to 36. The average sales price on contracts signed in the first quarter of 2015 increased 8.1% to $269,000 from $249,000 in the first quarter of 2014. The aggregate dollar value of the contracts signed during the first quarter increased 162% to $130.5 million, compared to $49.9 million during the same period one year ago. The backlog value of homes under contract but not yet closed at March 31, 2015 increased 69% to $164.7 million on 603 units, compared to $97.2 million on 388 units at March 31, 2014.

The Company will hold a conference call and webcast on Friday, May 1, 2015 to discuss its first quarter financial results. The conference call will begin at 8:30 a.m. EDT. The conference call can be accessed live over the telephone by dialing (877) 643-7158 or for international callers by dialing (914) 495-8565; please dial-in 10 minutes before the start of the call. A telephone replay will be available on May 1, 2015 beginning at 11:30 a.m. and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the conference ID is 15350583. The telephonic replay will be available until May 8, 2015. The webcast is accompanied by an Investor Presentation, both of which can be accessed by going to the Investor Relations section of AV Homes’ website at www.avhomesinc.com. A replay of the original webcast will be available shortly after the call.

AV Homes, Inc. is engaged in homebuilding and community development in Florida, Arizona and North Carolina. Its principal operations are conducted in the greater Orlando, Jacksonville, Phoenix, Charlotte and Raleigh markets. The Company builds communities that serve both active adults (55 years and older) as well as people of all ages. AV Homes common shares trade on NASDAQ under the symbol AVHI. For more information, visit www.avhomesinc.com.

This news release, the conference call, webcast and other related items contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements, which include reference to our outlook for 2015, involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the cyclical nature of the homebuilding industry and its dependence on broader economic conditions; competition for home buyers, properties, financing, raw materials and skilled labor; overall market supply and demand for new homes; conflicts of interest involving our largest stockholder; contractual restrictions under a stockholders agreement with our largest stockholder; our ability to access sufficient capital; our ability to generate sufficient cash to service our indebtedness and potential need for additional financing; terms of our financing documents that may restrict our operations and corporate actions; fluctuations in interest rates; our ability to purchase outstanding notes upon certain fundamental changes; contingent liabilities that may affect our liquidity; development liabilities that may impose payment obligations on us; the availability of mortgage financing for home buyers; increased regulation of the mortgage industry; changes in federal lending programs and other regulations; cancellations of home sale orders; declines in home prices in our primary regions; inflation affecting homebuilding costs; the prices and supply of building materials and skilled labor; elimination or reduction of tax benefits associated with home ownership; warrant and construction defect claims; health and safety incidents in homebuilding activities; availability and suitability of undeveloped land and improved lots; ability to develop communities within expected timeframes; the seasonal nature of our business; impacts of weather conditions and natural disasters; resource shortages and rate fluctuations; value and costs related to our land and lot inventory; our ability to recover our costs in the event of reduced home sales; dependence on our senior management; effect of our expansion efforts on our cash flows and profitability; effects of government regulation of development and homebuilding projects; raising healthcare costs; our ability to realize our deferred income tax asset; costs of environmental compliance; impact of environmental changes; dependence on digital technologies and potential interruptions; and potential dilution related to future financing activities, all as described in “Risk Factors” in our most recent Annual Report on Form 10-K for and our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release, the conference call, the Investor Presentation and the webcast. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Contact:

Mike Burnett

EVP, Chief Financial Officer

480-214-7408

m.burnett@avhomesinc.com

AV HOMES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Cash and cash equivalents	$131,355	$180,334
Restricted cash	20,847	16,447
Land and other inventories	426,434	383,184
Receivables	3,911	2,906
Property and equipment, net	36,513	36,922
Investments in unconsolidated entities	20,094	17,991
Prepaid expenses and other assets	21,005	20,980
Assets held for sale	—	4,051
Goodwill	6,071	6,071

Total Assets	$666,230	$668,886

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable	$22,155	$16,087
Accrued and other liabilities	19,389	28,134
Customer deposits	9,193	4,966
Estimated development liability	32,960	33,003
Notes payable	299,956	299,956

Total Liabilities	383,653	382,146

Stockholders’ Equity
Common stock, par value $1 per share
Authorized: 50,000,000 shares
Issued: 22,446,344 shares outstanding at March 31, 2015 22,182,972 shares outstanding at December 31, 2014	22,446	22,183
Additional paid-in capital	397,571	396,989
Accumulated deficit	(134,421)	(129,413)

	285,596	289,759

Treasury stock: at cost, 110,874 shares at March 31, 2015 and December 31, 2014	(3,019)	(3,019)

Total Stockholders’ Equity	282,577	286,740

Total Liabilities and Stockholders’ Equity	$666,230	$668,886

AV HOMES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues
Homebuilding	$53,349	$25,603
Amenity and other	2,777	2,556
Land sales	2,704	15,706

Total revenues	58,830	43,865

Expenses
Real estate expenses
Homebuilding	54,315	26,255
Amenity and other	2,383	2,892
Land sales	285	11,945

Total real estate expenses	56,983	41,092
General and administrative expenses	3,654	4,396
Interest income and other	(62)	(103)
Interest expense	3,257	114

Total expenses	63,832	45,499
Equity in earnings (loss) in unconsolidated entities	(6)	1

Net loss before income taxes	(5,008)	(1,633)
Income tax (expense) benefit	—	—

Net loss and comprehensive loss	(5,008)	(1,633)
Net income attributable to non-controlling interests in consolidated entities	—	293

Net loss and comprehensive loss attributable to AV Homes stockholders	$(5,008)	$(1,926)

Basic and Diluted Loss Per Share	$(0.23)	$(0.09)

Certain revenue and expense balances were reclassified from “Homebuilding and amenity,” as well as “Other real estate” into the line item “Amenity and other” to enhance the visibility to our core homebuilding operations.

During the first quarter of 2015, the Company changed its reporting segment designation from Active Adult and Primary Residential segments to the geographic segments of Florida, Arizona and the Carolinas due to the execution of operational and organizational changes. The equivalent quarterly data for 2014 and 2013 will be furnished in a Form 8-K filed on the date hereof. The following table provides a comparison of certain financial data related to our operations for the three months ended March 31, 2015 and 2014 (in thousands):

	Three Months
	2015	2014
Operating income (loss):

Florida
Revenues
Homebuilding	$41,906	$21,348
Amenity and other	2,777	2,556
Land sales	2,704	1,838

Total Revenues	47,387	25,742

Expenses

Homebuilding	34,601	17,031
Homebuilding Selling, General and Administrative	6,588	3,927
Amenity and other	2,345	2,715
Land sales	285	407

Segment operating income	3,568	1,662

Arizona
Revenues
Homebuilding	$9,907	$4,255
Land sales	—	13,868

Total Revenues	9,907	18,123

Expenses
Homebuilding	8,613	3,547
Homebuilding Selling, General and Administrative	2,322	1,457
Amenity and other	38	177
Land sales	—	11,538

Segment operating income (loss)	(1,066)	1,404

Carolinas
Revenues
Homebuilding	$1,536	$—

Total Revenues	1,536	—

Expenses
Homebuilding	1,375	—
Homebuilding Selling, General and Administrative	816	293

Segment operating loss	(655)	(293)

Operating income	$1,847	$2,773

Unallocated income (expenses):
Interest income and other	62	103
Equity in earnings (loss) in unconsolidated entities	(6)	1
Corporate general and administrative expenses	(3,654)	(4,396)
Interest expense	(3,257)	(114)

Loss before income taxes	(5,008)	(1,633)
Income tax expense	—	—
Net income attributable to non-controlling interests	$—	$293

Net loss attributable to AV Homes	$(5,008)	$(1,926)

Data from closings for the Florida, Arizona and the Carolinas segments for the three months ended March 31, 2015 and 2014 is summarized as follows (dollars in thousands):

	Number of Units	Revenues	Average Price Per Unit
For the three months ended March 31,
2015
Florida	169	$41,906	$248
Arizona	39	9,907	254
Carolinas	5	1,536	307

Total	213	$53,349	$250

2014
Florida	84	$21,348	$254
Arizona	16	4,255	266
Carolinas	—	—	—

Total	100	$25,603	$256

Data from contracts signed for the Florida, Arizona and the Carolinas segments for the three months ended March 31, 2015 and 2014 is summarized as follows (dollars in thousands):

For the three months ended March 31,	Gross Number of Contracts Signed	Cancellations	Contracts Signed, Net of Cancellations	Dollar Value	Average Price Per Unit
2015
Florida	423	(60)	363	$95,595	$263
Arizona	120	(12)	108	30,588	283
Carolinas	19	(5)	14	4,356	311

Total	562	(77)	485	$130,539	$269

2014
Florida	162	(17)	145	$36,108	$249
Arizona	61	(6)	55	13,791	251
Carolinas	—	—	—	—	—

Total	223	(23)	200	$49,899	$249

Backlog for the Florida, Arizona and the Carolinas segments as of March 31, 2015 and 2014 is summarized as follows (dollars in thousands):

	Number of Backlog Units	Dollar Volume	Average Price Per Unit
As of March 31,
2015
Florida	467	$125,474	$269
Arizona	121	34,465	285
Carolinas	15	4,763	318

Total	603	$164,702	$273

2014
Florida	279	$70,465	$253
Arizona	109	26,771	246
Carolinas	—	—	—

Total	388	$97,236	$251